Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267124

PROSPECTUS SUPPLEMENT NO. 23
(to Prospectus dated October 26, 2022)

D-WAVE QUANTUM INC.

COMMON SHARES
WARRANTS TO PURCHASE COMMON SHARES
COMMON SHARES UNDERLYING EXCHANGEABLE SHARES
COMMON SHARES UNDERLYING D-WAVE OPTIONS
COMMON SHARES UNDERLYING D-WAVE WARRANTS
COMMON SHARES UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of October 26, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-267124).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 5, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), and warrants to purchase Common Shares (“Warrants”), each whole Warrant exercisable for 1.4541326 Common Shares at an exercise price of $11.50, are listed on the New York Stock Exchange (the “NYSE”) under the symbols “QBTS” and “QBTS.WT,” respectively. On July 3, 2023, the last reported sales prices for the Common Shares and Warrants on the NYSE were $2.13 and $0.19, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 50 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 5, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 3, 2023

D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41468	88-1068854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Beta Avenue
Burnaby, British Columbia
Canada
V5G 4M9
(Address of principal executive offices)

(604) 630-1428
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 7.01.	Regulation FD Disclosure.

On July 3, 2023, D-Wave Quantum Inc. (the “Company”) issued a press release announcing that it had received a notice from the New York Stock Exchange (the “NYSE”) that the Company had regained compliance with Section 802.01C of the NYSE Listed Company Manual. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Current Report on Form 8-K and in the accompanying exhibit are being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release issued by D-Wave Quantum Inc., dated July 5, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-Wave Quantum Inc.

Dated: July 5, 2023	By:	/s/ Alan Baratz
	Name:	Alan Baratz
	Title:	President & Chief Executive Officer

Exhibit 99.1

D-Wave Regains Compliance with NYSE Trading Share Price Listing Rule

BURNABY, B.C., and PALO ALTO, Calif. --- July 5, 2023 --- D-Wave Quantum Inc. (NYSE: QBTS), a leader in commercial quantum computing systems, software and services, today announced it has regained compliance with the New York Stock Exchange (NYSE), meeting its continued listing standard for minimum share price.

On July 3, 2023, the NYSE provided D-Wave with a notification letter of recompliance based on (1) the Company’s share price being at least $1.00 on June 30, 2023, and (2) a calculation of the Company’s average closing price for the 30 trading days ended June 30, 2023, which reflected an average closing price above the NYSE’s $1.00 minimum requirement.

D-Wave will continue to be traded on the NYSE, subject to its continued compliance with all applicable listing standards.

About D-Wave Quantum Inc.

D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology is being used by some of the world’s most advanced organizations, including Volkswagen, Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which statements are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. We caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, which are subject to a number of risks. Forward-looking statements in this press release include, but are not limited to, statements regarding D-Wave’s continued compliance will all applicable NYSE listing standards. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including general economic conditions and other risks, our ability to expand our customer base and the customer adoption of our solutions, and the uncertainties and factors set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in D-Wave’s Annual Report on Form 10-K for its fiscal year ended December 31, 2022, as well as factors associated with companies, such as D-Wave, that are engaged in the business of quantum computing, including anticipated trends, growth rates, and challenges in those businesses and in the markets in which they operate; the outcome of any legal proceedings that may be instituted against us; risks related to the performance of our business and the timing of expected business or financial milestones; unanticipated technological or project development challenges, including with respect to the cost and or timing thereof; the performance of the our products; the effects of competition on our business; the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all; the risk that we may never achieve or sustain profitability; the risk that we are unable to secure or protect our intellectual property; volatility in the price of our securities; and the risk that our securities will not maintain the listing on the NYSE. Furthermore, if the forward-looking statements contained in this press release prove to be inaccurate, the inaccuracy may be material. In addition, you are cautioned that past performance may not be indicative of future results. In light of the significant uncertainties in these forward-looking statements, you should not place undue reliance on these statements in making an investment decision or regard these statements as a representation or warranty by any person we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contacts:

Investor Contact:
Kevin Hunt
ir@dwavesys.com

Media Contact:
Amy McDowell
media@dwavesys.com